UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 22, 2013

Commission File Number:  001-32420

True Drinks Holdings, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
84-1575085
(IRS Employer Identification No.)

18552 MacArthur Blvd, Suite 325, Irvine, California 92612
(Address of principal executive offices)

949-203-3500
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 3.02

Item 3.02 Unregistered Sales of Equity Securities.

Creation of Series B Convertible Preferred Stock

On November 22, 2013 (the "Initial Closing Date"), True Drinks Holdings, Inc. (the "Company") filed a Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock (the "Certificate of Designation") with the Nevada Secretary of State, designating 2.75 million shares of the Company's preferred stock, par value $0.001 per share, as Series B Convertible Preferred Stock (the "Series B Preferred"). A copy of the Certificate of Designation is attached to this Current Report on Form 8-K as Exhibit 3.1. Each share of Series B Preferred has a stated value of $4.00 per share ("Stated Value"), and accrues annual dividends equal to 5% of the Stated Value, payable by the Company in quarterly installments, in either cash or shares of the Company's common stock, par value $0.001 per share ("Common Stock").

Pursuant to the terms and conditions in the Certificate of Designation, following the expiration of the 20 day calendar day period set forth in Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commencing upon the distribution of an Information Statement on Schedule 14C to the Company's stockholders, each share of Series B Preferred is convertible, at the option of the holder, into that number of shares of Common Stock equal to the Stated Value, divided by $0.25 per share (the "Conversion Shares"). The Company has the option to require the conversion of the Series B Preferred into Conversion Shares in the event: (i) there are sufficient authorized shares of Common Stock reserved as Conversion Shares; (ii) the Conversion Shares are registered under the Securities Act of 1933, as amended (the "Securities Act"), or the Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; (iii) the daily trading volume of the Company's Common Stock, divided by the closing price, equals at least $250,000 for 20 consecutive trading days; and (iv) the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

Series B Offering

On November 25, 2013, the Company and certain accredited investors (the "Investors") entered into a Securities Purchase Agreement, a form of which is attached to this Current Report on Form 8-K as Exhibit 10.1 (the "Agreement"), to purchase approximately 1.28 million shares Series B Preferred for $4.00 per share (the "Shares"), which amount may be increased to an aggregate total of 2,000 Shares at additional closings (the "Series B Offering"). As additional consideration for the purchase of Shares in the Series B Offering, each Investor will receive five-year warrants, in the form attached to this Current Report on Form 8-K as Exhibit 10.2 (the "Warrants"), exercisable for $0.30 per share (the "Exercise Price"), to purchase that number of shares of the Company's Common Stock equal to 35% of the Purchase Price, divided by the Exercise Price (the "Warrant Shares").

In addition to the Agreement, the Company and the Investors entered into a Registration Rights Agreement, in the form attached to this Current Report on Form 8-K as Exhibit 10.3 (the "Registration Rights Agreement"), pursuant to which the Company agreed to register the Warrant Shares issuable upon exercise of the Warrants, and the Conversion Shares issuable upon conversion of the Shares, under the Securities Act on a Registration Statement on Form S-1 (the "Registration Statement") within 120 days from the Initial Closing Date.

The issuance of the Shares resulted in gross proceeds to the Company of approximately $5.19 million. The Company expects to use proceeds from the Series B Offering for general working capital purposes.

Merriman Capital, Inc. ("Merriman") acted as sole placement agent for the securities issued in connection with the Series B Offering. As consideration for its services, Merriman received: (i) cash compensation equal to 8% of the gross proceeds from sale of Shares issued in the Series B Offering; and (ii) Warrants to purchase Warrant Shares equal to 4% of the gross proceeds received by the Company in connection with the Series B Offering, divided by the Exercise Price.

The Shares and Warrants were offered and sold in transactions exempt from registration under the Securities Act in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each of the Investors represented that it was an "accredited investor" as defined in Regulation D, and that no Investor is subject to the "Bad Actor" disqualifications described in Rule 506(d).

Item 3.03 Material Modifications to Rights of Security Holders.

See Item 3.02.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

The foregoing descriptions of the Certificate of Designations, Agreement, Warrant and Registration Rights Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the Certificate of Designations, form of Agreement, form of Warrant and form of Registration Rights Agreement attached hereto as Exhibits 3.1, 10.1, 10.2 and 10.3, respectively, each of which are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

True Drinks Holdings, Inc.

Date:   November 26, 2013
By:	/s/ Daniel Kerker

Name: Daniel Kerker
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-3.1	Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock
EX-10.1	Form of Securities Purchase Agreement
EX-10.2	Form of Warrant
EX-10.3	Form of Registration Rights Agreement